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Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We have issued our reports dated February 11, 2011, with respect to the consolidated financial statements of the businesses of Hicks Oils & Hicksgas, Incorporated contributed to NGL Energy Partners LP as of June 30, 2010 and 2009 and for each of the three years in the period ended June 30, 2010; and the consolidated financial statements of the businesses of Hicksgas Gifford, Inc. sold to NGL Energy Partners LP as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

May 4, 2011

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  Exhibit 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS